Exhibit 4.1

SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

This Second Amendment (“Amendment”) effective as of December 15, 2011 is to the Amended and Restated Rights Agreement, dated as of November 28, 2007, as amended by the First Amendment to Amended and Restated Rights Agreement, dated as of September 6, 2011 (together, the “Rights Agreement”), by and between SonoSite, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26; and

WHEREAS, the Company, by resolution adopted by its Board of Directors, hereby directs the Rights Agent to amend the Rights Agreement as set forth herein; and

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Sub” shall mean Salmon Acquisition Corporation, a Delaware corporation.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of December 15, 2011, by and among the Company, Parent, and Merger Sub, as amended or supplemented from time to time.

“Parent” shall mean FujiFilm Holdings Corporation, a Japanese corporation.

“Tender Offer” shall mean the tender offer commenced by Merger Sub to acquire all of the outstanding shares of the Company’s common stock.”

“Top-Up Option” shall mean the “Top-Up Option” as such term is defined in the Merger Agreement.

2. Amendment of Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include:

(a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan,

(b) any such Person who has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 20% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur,

(c) any Designated Holder, unless and until such time as such Designated Holder shall become the Beneficial Owner of 22% or more of the Common Shares then outstanding other than solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 22% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur, or

(d) Parent, Merger Sub or any of their respective Affiliates, Associates, permitted assignees or permitted transferees as a result of the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Merger Sub, the consummation of the Merger, or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares pursuant to the Top-Up Option.

Notwithstanding clause (b) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b) does not reduce its percentage of Beneficial Ownership of Common Shares to below 20% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares so exceeds 20%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b) shall no longer apply to such Person). Notwithstanding clause (c) of the first sentence of this paragraph, if any Person that is not an Acquiring Person due to such clause (c) does not reduce its percentage of Beneficial Ownership of Common Shares to below 22% by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares so exceeds 22%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (c) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in “good faith” shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24.”

3. Amendment to Section 2. The first sentence of Section 2 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment”

4. Amendment to Section 3(b). Section 3(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Until the earlier of (i) such time as the Company learns that a Person has become an Acquiring Person or (ii) the Close of Business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, or Parent, Merger Sub or any of their respective Affiliates, Associates, permitted assignees or permitted transferees as a result of the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Merger Sub, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares pursuant to the Top-Up Option) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of 20% or more of the outstanding Common Shares (the Close of Business on the earlier of such dates being the “Distribution Date”), (x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not by separate Rights Certificates and (y) the Rights, including the right to receive Rights Certificates, will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Distribution Date, at the address of such holder shown on the records of the Company, a Rights Certificate evidencing one whole Right for each Common Share (or for the number of Common Shares with which one whole Right is then associated if the number of Rights per Common Share held by such record holder has been adjusted in accordance with the proviso in Section 3(a)). If the number of Rights associated with each Common Share has been adjusted in accordance with the proviso in Section 3(a), at the time of distribution of the Rights Certificates the Company may make any necessary and appropriate rounding adjustments so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with Section 15(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates. Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each case as the result of the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Merger Sub, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares pursuant to the Top-Up Option.”

5. Amendment to Section 11(a). Section 11(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the clause (IV) thereof:

“Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 11(a) apply to the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Parent or Merger Sub, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares pursuant to the Top-Up Option.”

6. Amendment to Section 11(c). The first parenthetical of Section 11(c)(I) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(each such transaction being a “Business Combination”; provided, however, a Business Combination shall not be deemed to have occurred as the result of the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Parent or Merger Sub, the consummation of the Merger, or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares pursuant to the Top-Up Option)”

7. Amendment to Section 12(a). Section 12(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 12(a) apply to the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Parent or Merger Sub, the consummation of the Merger, or any of the other transactions contemplated by the Merger Agreement, including the issuance of shares pursuant to the Top-Up Option.”

8. Amendment to Section 14(b). Section14(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“The Company covenants and agrees that, after the Distribution Date, except as permitted by the last sentence of this Section 14(b) and Section 26, it will not take (or permit any Subsidiary of the Company to take) any action if at the time such action is taken it is reasonably foreseeable that such action will reduce or otherwise limit the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12. Any action taken by the Company during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 14(b) from and after the Distribution Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 14(b) apply to the public announcement, approval, execution, delivery or performance of the Merger Agreement, the Tender Offer by Parent or Merger Sub, or the consummation of the Merger, including the issuance of shares pursuant to the Top-Up Option.”

9. Waiver of Notice(s). The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.

10. Other Provisions Unaffected. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.

11. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Governing Law. This Amendment, the Rights Agreement and each Rights Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(c) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(d) Descriptive Headings. Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

(e) Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and assigns hereunder and thereunder. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and merges with and supercedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

(f) Further Assurances. The Company and the Rights Agent shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

(g) Effective Time. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and the Company or its agent shall notify the Rights Agent promptly after such execution and delivery by delivering a signed copy of this Amendment to the Rights Agent via electronic mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the effective time specified above.

SONOSITE, INC.

By:	/s/ Kevin Goodwin
Name:	Kevin Goodwin
Title:	President & CEO

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT]